Wegener Corporation 10-Q

 Exhibit 3.1.3

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
WEGENER CORPORATION

Wegener Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation is Wegener Corporation (the “Corporation”).

2.
The Corporation’s Board of Directors has passed a resolution that the Certificate of Incorporation be hereby amended by amending Article Fourth of the Certificate of Incorporation, so that it reads in its entirety:

“RESOLVED that effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), Article Fourth of the Certificate of Incorporation is amended and restated as follows:

FOURTH:  CAPITAL STOCK.  The total number of shares of capital stock of all classes that the Company shall have authority to issue is 30,250,000 shares. The authorized capital stock is divided into 250,000 shares of Preferred Stock, par value $20 per share (hereinafter the "Preferred Stock"), and 30,000,000 shares of Common Stock, par value of $.01 per share (hereinafter the "Common Stock").

Section 1 - Preferred Stock.

(a)           The shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

(b)            Authority is hereby expressly granted to the Board of Directors of the Company, subject to the provisions of this Article Fourth and to the limitations prescribed by the General Corporation Law of Delaware, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(1)           The designation of such series;

(2)           The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;

(3)           Whether the shares of such series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4)           The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(5)           Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

(6)           The extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(7)           The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8)           The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Company.

Section 2 - Common Stock.

The shares of Common Stock of the Company shall be of one and the same class. Subject to all of the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article Fourth or by the General Corporation Law of the State of Delaware, the holders of Common Stock shall have full voting powers on all matters requiring stockholder action, each share of such Common Stock being entitled to one vote and having equal rights of participation in the dividends and assets of the Company.”

3.	Said amendment was duly adopted by the Shareholders of the Corporation in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the duly elected officer of the Corporation, has caused this Certificate of Amendment to be executed as of this 1st day of February, 2011.

WEGENER CORPORATION
/s/ C. Troy Woodbury, Jr.
/s/ James Traicoff
C.Troy Wooodbury, Jr . CEO James T. Traicoff, Secretary